AMENDED AND RESTATED BY-LAWS

OF

Quint Media Inc.

ARTICLE 1- OFFICES

The registered office of the corporation shall be in the State of Nevada.

The corporation may also have offices at such other places both within and outside the State of Nevada as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE 2 - BOARD OF DIRECTORS

2.1        GENERAL POWERS

The directors shall in all cases act as a board. The board shall have the responsibility of managing and controlling the affairs, property and business of the corporation. The duties include the power to (a) appoint any person or persons to be agents of the corporation, with the power to sub-delegate, with such terms as it sees fit; (b) appoint any person or persons to accept and hold in trust for the corporation any property belonging to the corporation or in which it has an interest and cause such instruments to be executed, and do and cause such things to be done as it may deem requisite, in relation to any such trust; (c) appoint any officer, permanently or temporarily as it deems necessary, to perform the duties and have the powers of any other officer; (d) appoint, remove or suspend to determine their duties, fix and, as it sees fit, change their salaries and compensation; (e) authorize shares of the corporation to be issued at its discretion and for such considerations as the board may determine, and as may be permitted by law; and (f) determine the amounts to be distributed as dividends.

2.2        NUMBER OF DIRECTORS

The number of directors which shall constitute the whole board shall be at least three. The number of directors of the corporation shall be fixed from time to time by a resolution adopted by the board.

2.3        TERM OF OFFICE

Each director shall hold office until the next annual meeting of stockholders and until his successor shall have been elected and qualified.

2.4        VACANCIES

If a vacancy or vacancies occur in the membership of the board, for any reason, other than through removal by stockholder action, at any time when a stockholders meeting is not in session, the remaining directors or director may, quorum requirements notwithstanding, elect by unanimous vote a successor or successors, to hold office until the next annual stockholders meeting and until their successors are elected.

2.5        MEETINGS OF THE BOARD

A regular meeting of the directors shall be held at the principal offices of the corporation or at such other place and at such date and time as may be fixed by resolution of the board. No notice need be given for regularly scheduled meetings of the board as set up in the resolutions called for above. An annual meeting of the board may be called without notice immediately after the annual meeting of the stockholders. Special meetings may be held at the request of the President, Vice President, Secretary or any two Directors by giving written notice not less than five (5) business days before the meeting. Notice must include the date, time and place of any such meeting and be served to each director via personal delivery, facsimile, email or courier. The attendance of a director at a meeting constitutes a waiver of notice of such meeting, unless the express purpose of a director’s attendance is to protest, before or at the commencement of said meeting, the transaction of any business because the meeting is not lawfully called or convened.

2.6        COMMITTEES

The Board of Directors may, by resolution, elect from among its members a committee, executive or other, which will have such powers as the board as the board sees fit or as permitted by law. A majority of any such committee may fix at time and date of any of its meetings. Each such committee shall serve at the pleasure of the Board of Directors. Directors will be nominated based, in part, on consideration of the needs of the Board of Directors for expertise serving the principal committees of the Board of Directors; the Audit Committee, the Corporate Governance & Nominating Committee, and the Organization & Compensation Committee. For their role as stewards of the Company, prospective directors will be sought with business experience and skills in finance, corporate and business development, and with specific industry knowledge.

2.7        QUORUM

Unless otherwise provided by resolution of the Board of Directors, a majority of the members of the board acting at a meeting duly assembled, shall constitute a quorum for the transaction of business, but if less than a majority of the board is present at a meeting, a majority of the directors present may adjourn the meeting; without further notice, from time to time, when a quorum is not present at any such meeting.

2.8        ACTING MANNER OF THE BOARD

The members of the Board of Directors or of any committee commissioned by the board may participate in and be counted present at any such meeting at which contact is made via video conference system, a conference telephone or similar communications equipment where, by the use of such equipment, all persons participating in any such meeting can hear each other at the same time.

2.9        BOARD DECISIONS

Unless a vote of a greater number is required by the laws of the State of Nevada, the articles of incorporation, or these by-laws, the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

2.10      ACTIONS REQUIRING UNANIMOUS DIRECTOR VOTE OR MAJORITY STOCKHOLDER VOTE

Notwithstanding anything to the contrary in these by-laws, the unanimous affirmative vote of all of the members of the Board of Directors shall be required in order for the corporation to take any of the actions described in this Section 2.10, provided, however, in the event that the Board of Directors cannot attain the unanimous affirmative vote of all of its members, any director may put the motion to the stockholders, whereby it may be passed by the affirmative vote of a majority of all of the stock issued and outstanding and entitled to vote. The following actions are to be considered actions requiring unanimous director vote or majority stockholder vote:

(a)	Issue or sell any shares of the corporation’s capital stock, or any options, warrants or other rights to acquire any shares of the corporation’s capital stock;

(b)

(i) Acquire all or part of the capital stock or assets of any other corporation, person or entity, (ii) sell all or substantially all of the corporation’s capital stock or assets, or (iii) merge with or consolidate with any other corporation, person or entity, including mergers of wholly-owned subsidiaries of the corporation into the corporation;

(c)	Make or commit to make any expenditure exceeding the amount agreed to and signed off by the Board in the annual budget presented and previously approved by the Board;

(d)	Make or commit to make any research and development expenses exceeding the amount agreed to and signed off by the Board in the annual budget presented and previously approved by the Board

(e)

Appoint, hire, terminate, dismiss or remove the Chief Executive Officer, the President or the Chief Financial Officer of the corporation or hire as an officer any person related to any then-elected officer or director;

(f)

Create, incur, assume or suffer to exist any mortgage, pledge, hypothecation, assignment, security interest, lien or other encumbrance (each a “Lien”) upon any property of the corporation, except for (i) Liens for taxes not yet due and payable, and (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

(g)

(i) Create, issue, incur, assume, become liable in respect of or suffer to exist any indebtedness for money borrowed (including capital lease obligations), except indebtedness for money borrowed in an aggregate principal amount exceeding the amount agreed to and signed off by the Board in the annual budget presented and previously approved by the Board, or (ii) refinance, refund, renew or extend any indebtedness for money borrowed of the corporation;

(h)

Make any loan or advance to any person or entity, including, without limitation, any employee, director or shareholder of the corporation or any subsidiary of the corporation, except advances made in the ordinary course of business to a wholly-owned subsidiary of the corporation;

(i)

Take any action to effect the dissolution, winding up, or liquidation of the corporation, or to initiate any proceedings in the nature of bankruptcy, receivership, or insolvency proceedings of any kind;

(j)	Determine the number of nominees for directors and the individuals being nominated;

(k)	Make any material changes in the compensation of the employees, officers, and directors of the corporation; or

(l)	Engage in any activity outside the ordinary course of the corporation’s business or that may have a material effect on the corporation.

2.11      SIGNATURES OF TWO OFFICERS FOR CERTAIN PAYMENTS

Signatures of two officers of the corporation shall be required for the corporation to draw, endorse or execute contracts, notes, checks, drafts, and other instruments for the payment of money over $25,000 in the name of or on behalf of the corporation.

2.12      APPROVAL FOR ANNUAL BUDGET

The Board of Directors shall approve an annual budget from time to time, and not less than annually. Any material changes to the annual budget shall require the affirmative vote of a majority of the directors present at a meeting at which a quorum is present. A change in an amount equal to or greater than the greater of (a) $100,000 or (b) 2% of the annual budget, in the aggregate, from the annual budget will be deemed to be a material change for the purpose of this section.

2.13      STOCK OPTION PLANS

The Board of Directors shall adopt stock option plan(s) which, in the aggregate, provide for the grant of stock options to acquire up to 10% of the outstanding shares of common stock of the corporation. On or after each anniversary of the adoption of the stock option plan(s), the Board of Directors shall assess the number of shares of common stock with respect to which stock options may be granted under the stock option plan(s) and ensure that the stock option plan(s), in the aggregate, provide for the grant of stock options to acquire up to 10% of the outstanding shares of common stock of the corporation.

2.14      CHAIRMAN

The Board of Directors may, from their number, elect a chairman of the board who shall preside at all meetings of the board and stockholders and may have such additional responsibilities and powers as may from time to time be vested in him by resolution of the board.

2.15      VICE CHAIRMAN

The Board of Directors may, from their number, elect a vice chairman of the board who shall perform the duties and have the powers as the board may from time to time designate. In the absence of the chairman of the board or if he is unable or unwilling to perform his duties the vice chairman of the board shall assume the duties and responsibilities of the chairman of the board.

ARTICLE 3 - OFFICERS

3.1        NUMBER

The officers of the corporation shall each be elected by the Board of Directors and shall be a President, a Treasurer and a Secretary. The board, as it deems necessary, may from time to time elect one or more Vice Presidents, Assistant Treasurers, Assistant Secretaries, agents and employees. Any person may hold two or more offices.

3.2        RESIGNATION

Any officer may resign at any time he sees fit to do so by giving thirty (30) days’ notice in writing to the president or secretary, or by delivering such notice to the principal offices of the corporation.

3.3        REMOVAL

The officers of the corporation shall hold office at the pleasure of the Board of Directors. Any officer may be removed, with or without cause, at any time by the Board of Directors, notwithstanding any provisions to the contrary in any employment or other agreement between any officer and the corporation.

3.4        NOTICE

If the removal of any officer be proposed for ‘just cause’, reasonable notice shall be provided to such officer and he shall be given opportunity to be heard by the Board of Directors.

3.5        VACANCIES

A vacancy in any office, for any reason, may be filled by the Board of Directors.

3.6        PRESIDENT

The president shall be the chief executive officer of the corporation and, unless otherwise determined by resolution of the Board of Directors, have charge and control of the business and affairs of the corporation. In the absence of a chairman and vice chairman of the board, the president shall, when present, preside over all stockholders’ meetings. The president shall perform all duties incident to the office of president and such other duties as may from time to time be designated by the board.

3.7        VICE PRESIDENT

Each vice president shall perform the duties and have the powers as the Board of Directors may from time to time designate. In the absence of the president or if he is unable or unwilling to perform his duties the vice president, if only one, or such vice president, if more than one, who is so designated by the board will assume the duties and responsibilities of the president.

3.8        TREASURER

The treasurer shall have charge and custody of, and be responsible for, all funds and securities of the corporation; keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; receive and give receipts for monies due and payable to the corporation from any source whatsoever, and shall deposit all monies and valuable effects in the name and to the credit of the corporation in such banks and other depositories as shall be authorized by the Board of Directors.

If required by the board the treasurer shall give a bond for the faithful discharge of his duties in such amount and with such surety as the board shall determine. The treasurer shall perform all duties as stated above in addition to any additional duties or powers as the board may from time to time so designate to him.

3.9        ASSISTANT TREASURER

Each assistant treasurer shall perform the duties and have the powers as the Board of Directors may from time to time designate. In the absence of the treasurer or if he is unable or unwilling to perform his duties the assistant treasurer, if only one, or such assistant treasurer, if more than one, who is so designated by the board will assume the duties and responsibilities of the treasurer.

3.10      SECRETARY

The secretary shall record in books kept for the purpose all votes and proceedings of the board and the stockholders. Unless the Board of Directors shall appoint a transfer agent and/or registrar or other officer or officers for the purpose, subject to such other and different rules and guidelines as may be adopted from time to time by the Board of Directors, the secretary shall be charged with the duty of keeping, or causing to be kept accurate records of all stock outstanding, stock certificates issued, and stock transfers. All such records may be kept solely in the stock certificate books. The secretary shall also perform other duties and have other powers as the Board of Directors may from time to time designate.

3.11      ASSISTANT SECRETARY

Each assistant secretary shall perform the duties and have the powers as the Board of Directors may from time to time designate. In the absence of the secretary or if he is unable or unwilling to perform his duties the assistant secretary, if only one, or such assistant secretary, if more than one, who is so designated by the board will assume the duties and responsibilities of the secretary.

3.12      ABSENCE

In the absence of the secretary or assistant secretary at any meeting of the stockholders, a secretary shall be chosen by the chairman of the meeting to perform the duties of the secretary thereat.

3.13      VOTING OF CORPORATE SECURITIES

The president or the treasurer shall have full power and authority in the name of and on behalf of the corporation to waive notice of, to attend, to act and to vote at, and to appoint any person or persons to act as proxy or attorney-in-fact for this corporation at any meeting of stockholders or security holders of any other corporations or organizations in which securities are held by the corporation, and at such meetings shall possess and may exercise any and all rights and powers incident to the ownership of such securities, which, as the owner thereof the corporation may possess and exercise, unless otherwise ordered by the Board of Directors. The board may from time to time by resolution confer like powers upon any other person or persons.

ARTICLE 4 - STOCKHOLDERS

4.1        ANNUAL MEETING

Annual meetings of the stockholders shall be held on the day and at the time as may be set by the Board of Directors from time to time, at which annual meeting the stockholders shall elect by vote a Board of Directors and transact such other business as may properly be brought before the meeting.

4.2        SPECIAL MEETINGS

Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the articles of incorporation, may be called by the Board of Directors, by a director, or by the president and shall be called by the secretary, or in the event of his absence, incapacity, refusal or death, any other officer of the corporation, upon written request of one or more stockholders owning at least one tenth in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose of the proposed meeting.

4.3        PLACE OF MEETINGS

All annual and special meetings of the stockholders shall be held at the corporation’s principal offices or at another place within or outside the State of Nevada as designated by the Board of Directors.

4.4        NOTICE OF MEETING

Written notice of the time, date and place of every meeting of stockholders shall be given by the secretary or by any other officer of the corporation designated by the directors or by these bylaws, not less than ten (10) consecutive business days prior to the meeting and not more than sixty (60) consecutive calendar days before the meeting, to each stockholder entitled to vote at such meeting. Notice must be served to each stockholder entitled to vote via personal delivery, telegraph or mail addressed to that stockholder at his address as it appears in the records of the corporation. The notice of a special meeting shall include a description of the purpose or purposes for which the meeting is called.

4.5        CHAIRMAN OF MEETING

The following individual is entitled to preside as chairman at a meeting of stockholders:

(a)	the chairman of the board, if any;

(b)	if the chairman of the board is absent or unwilling to act as chairman of the meeting, the vice chairman of the board, if any;

(c)	if the chairman and vice chairman of the board are absent or unwilling to act as chairman of the meeting, the president, if any.

If, at any meeting of stockholders, there is no chairman or vice chairman of the board or president present within 15 minutes after the time set for holding the meeting, or if the chairman and vice chairman of the board and the president are unwilling to act as chairman of the meeting, or if the chairman and vice chairman of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chairman of the meeting or if all of the directors present decline to take the chairman or fail to so choose or if no director is present, the stockholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

4.6        CLOSING OF THE TRANSFER BOOKS

The Board of Directors of the corporation may in its discretion fix a date not less than ten (10) consecutive business days and not more than sixty (60) consecutive calendar days prior to the date of any annual meeting or special meeting of the stockholders or prior to the payment of any dividend or the making of any other distribution as the record date for determining the shareholders having the right to notice of, and to vote at such meeting or any adjournment thereof, or the right to receive such distribution or dividend. In lieu of fixing such closing date the directors may order the closing of the stock transfer books for a stated period not to exceed, in any case, sixty (60) consecutive calendar days for the expressed purposes stated above. If no record date is fixed and the transfer records are not closed, the record date for determining shareholders entitled to vote at any meeting to elect directors shall be determined as the close of business on the day next preceding the date of notice of the meeting and, for a meeting for any other purpose, shall be determined as the close of business on the day on which the board acts with respect thereto.

The holders of record of shares of the corporation on such record date or on the date of closing of the stock transfer books shall, if a dividend or distribution be declared, have the sole right to receive such distribution or dividend, or, if such shares have a voting right, the sole right to receive notice of, to vote at, and to attend such meeting.

4.7        VOTING

Every stockholder entitled to vote in accordance with the provisions of the articles of incorporation, these by-laws and applicable law, shall have one vote, in person or by proxy, for each share of voting class stock held by that him and registered in his name on the books of the corporation at the record date fixed by the directors or at the time of the meeting as the case may be. No ballot shall be required for election of officers or directors unless so requested by one or more holders of voting classes of stock. All elections for directors shall be decided by plurality vote; all other questions shall be decided by the majority of votes cast except as otherwise provided by the articles of incorporation or the laws of the State of Incorporation.

4.8        PROXY VOTING

At all meetings of the stockholders, a stockholder may vote by proxy executed in writing by the stockholder or by his duly authorized attorney in fact. Such proxy must be filed with the secretary of the corporation before or at the time of the meeting. No proxy dated more than six (6) months before the meeting named therein shall be accepted, and no such proxy shall be valid after the adjournment of such meeting except if such proxy is coupled with an interest as determined by applicable law. A proxy coupled with an interest may be irrevocable if it so provides and shall be valid and enforceable until the interest terminates or for such shorter period of time as the proxy provides.

4.9        INFORMAL ACTION

Any action permitted or required at any stockholders meeting, including the election of officers or directors, maybe taken without a meeting, unless otherwise provided by law, if a consent in writing is signed by a majority of the issued and outstanding capital stock entitled to vote at such meeting and such written consent is filed with the records of the meetings of stockholders.

4.10      QUORUM

At any meeting of the stockholders a quorum for the transaction of any business shall consist of one-third in interest of the issued and outstanding shares of the stock of the corporation entitled to vote being represented by the holders of record thereof.

ARTICLE 5 - STOCK CERTIFICATES

5.1        SHARE CERTIFICATES

Certificates shall be issued to each shareholder in such form as the Board of Directors shall designate. Such certificate shall be signed by the President or Vice President and by the Secretary or Assistant Secretary. Each certificate shall state the number of shares and class thereof as well as the designation of the series thereof, if any, represented by the certificate. Each certificate issued for shares of stock subject to transfer pursuant to the articles of incorporation or to a restriction, any agreement to which the corporation is a party, or issued while the corporation is authorized to issue more than one class of stock, or these by-laws shall have the full text of any such restriction or the full text of the preferences, voting powers, special and relative rights of the stock of each class and series authorized to be issued and qualifications, as the case may be, set forth on the back of or on the face of the share certificate or alternatively, shall contain the legend:

“The shares represented by this certificate are subject to restrictions on transfer, a copy of which will be furnished by the company to the holder of this certificate upon written request and without charge.”

5.2        FRACTIONAL SHARES

Fractional shares of any class may be issued and shall entitle the holder thereof to dividend and voting rights and all other rights and responsibilities of the class of stock or series of which the fractional shares are held. The Board of Directors may as it sees fit cause the corporation to issue scrip in lieu fractional shares which may be in bearer or registered form entitling the holder thereof to receive a full share certificate upon the surrender of scrip aggregating a full share.

5.3        LOST OR DESTROYED CERTIFICATES

Lost, mutilated, or destroyed certificates may be replaced by the issue of a new certificate upon such terms and indemnity to the corporation as the board may determine. The board may as it sees fit require the owner or owner’s representative to give a bond to the corporation with or without surety against any loss or claim which may arise from the issue of replacement certificate or certificates.

5.4        SHARE TRANSFERS

(a)

Upon the surrender of the certificate or certificates, properly endorsed or assigned, to the corporation or the corporation’s transfer agent, the shares represented by the certificate or certificates shall be transferable, when the old certificate is cancelled and new certificate or certificates for said shares are issued. All such transactions must be entered in the transfer books of the corporation.

(b)

The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and shall not be bound to recognize any equitable or other claim to interest in such share or shares on the part of any other person except as may be otherwise provided by the laws of the State of Incorporation.

ARTICLE 6 - SEAL

The corporation may or may not have a corporate seal, as may from time to time be determined by the Board of Directors. If a corporate seal is adopted, it shall be circular in form and shall be inscribed with the name of the corporation as it appears on the articles of incorporation, the state of incorporation and the year of incorporation. The secretary shall have custody of the seal and may affix it to any instrument requiring the corporate seal, as may any other officer of the corporation if so authorized by the Board of Directors.

ARTICLE 7 - ACQUISITION OF CONTROLLING INTEREST

The corporation elects not to be governed by NRS 78.378 to 78.3793, inclusive.

ARTICLE 8 - COMBINATIONS WITH INTERESTED STOCKHOLDERS

The corporation elects not to be governed by NRS 78.411 to 78.444, inclusive.

ARTICLE 9 - AMENDMENTS

Sections 2.2, 2.4, 2.9, 2.10, 2.11, 2.12 and 2.13 of Article 2, sections 4.7 and 4.10 of Article 4 and Article 9 of these by-laws may be altered, amended or repealed only by a majority vote of all of the stock issued and outstanding and entitled to vote.

ARTICLE 10 - PROVISIONS OF LAW

The provisions of these by-laws shall be controlled by and are subject to any specific provisions of the articles of incorporation or of law which relate to their specific subject matter, and shall also be subject to any more specific provisions, or exceptions dealing with the same subject matter appearing elsewhere in these by-laws as amended from time to time.

ARTICLE 11 - INDEMNIFICATION

11.1      INDEMNIFICATION OF OFFICERS AND DIRECTORS, EMPLOYEES AND OTHER PERSONS

Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the Nevada Revised Statutes from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

11.2      INSURANCE

The Board of Directors may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another Corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

11.3       BYLAWS

The Board of Directors may from time to time adopt further Bylaws with respect to indemnification and may amend these and such Bylaws to provide at all times the fullest indemnification permitted by the Nevada Revised Statutes.